Exhibit 4.1

DEPOSIT AGREEMENT

dated as of July 7, 2016

among

NATIONAL GENERAL HOLDINGS CORP.,

a Delaware corporation,

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

a New York limited liability trust company, as Depositary,

AND THE HOLDERS FROM TIME TO TIME OF

THE RECEIPTS EVIDENCING THE DEPOSITARY SHARES

DESCRIBED HEREIN

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of 7.50% Non-Cumulative Preferred Stock, Series C, $0.01 par value per share, $1,000 liquidation preference per share, of the Company from time to time with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Receipts by the Depositary evidencing Depositary Shares in respect of the Stock so deposited (capitalized terms used herein shall have the meaning assigned to them in Article I below); and

WHEREAS, the Receipts are to be substantially in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement.

NOW, THEREFORE, in consideration of the promises contained herein and such other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit Agreement and the Receipts:

“Certificate of Designations” shall mean the Certificate of Designations to the Second Amended and Restated Certificate of Incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware, establishing the Stock as a series of preferred stock of the Company.

“close of business” shall mean 5:00 p.m. (New York City time).

“Company” shall mean National General Holdings Corp., a Delaware corporation, and its successors.

“Deposit Agreement” shall mean this Deposit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“Depositary” shall mean American Stock Transfer & Trust Company, LLC, and any successor depositary hereunder.

“Depositary Shares” shall mean the securities representing a 1/40th interest in one share of Stock, which shall be evidenced by Receipts.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.05 of this Deposit Agreement.

“Depositary’s Office” shall mean the principal office of the Depositary at 6201 15th Avenue, Brooklyn, New York 11219, at which at any particular time its depositary receipt business shall be administered.

“DTC” shall mean The Depository Trust Company.

“DTC Receipt” shall have the meaning assigned to it in Section 2.01 of this Deposit Agreement.

“Person” shall mean any natural person, partnership, joint venture, firm, corporation, limited liability company, limited liability partnership, unincorporated association, trust or other entity, and shall include any successor (by merger or otherwise) of the foregoing.

“Receipt” shall mean a receipt, substantially in the form set forth as Exhibit A hereto, whether in definitive or temporary form, issued hereunder by the Depositary, evidencing any number of whole Depositary Shares. If the context so requires, the term “Receipt” shall be deemed to include the DTC Receipt (as defined in Section 2.01 hereof).

“record holder” with respect to a Receipt shall mean the Person in whose name a Receipt is registered on the books of the Depositary or any Registrar maintained for such purpose at a given time.

“redemption date” shall have the meaning assigned to it in Section 2.03 of this Deposit Agreement.

“Registrar” shall mean any bank, trust company or registered transfer agent that shall be appointed by the Depositary to register ownership and transfers of Receipts as herein provided and which may include the Depositary.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock” shall mean the Company’s 7.50% Non-Cumulative Preferred Stock, Series C, $0.01 par value per share, $1,000 liquidation preference per share.

“Underwriting Agreement” shall mean the Underwriting Agreement, dated as of June 29, 2016, by and among the Company and Morgan Stanley & Co. LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named in Schedule II thereto.

ARTICLE II

FORM OF RECEIPTS; DEPOSIT OF STOCK; EXECUTION AND DELIVERY,

TRANSFER AND SURRENDER OF RECEIPTS

SECTION 2.01 Book-Entry Form; Form and Transfer of Receipts. All the Depositary Shares shall initially be represented by one or more global receipts (collectively, the “DTC Receipt”) registered in the name of DTC or its nominee. The Registrar, or such other entity as is agreed to by DTC, may hold the DTC Receipt as custodian for DTC. The DTC Receipt shall bear such legend or legends as may be required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. So long as the Receipts are eligible for book-entry settlement with DTC, no Person acquiring Depositary Shares traded on any securities exchange with book-entry settlement through DTC shall receive or be entitled to receive physical delivery of Receipts evidencing such Depositary Shares. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipt or (ii) institutions that have accounts with DTC.

If DTC subsequently ceases to make its book-entry settlement system available for the Depositary Shares, the Company may provide written instructions to the Depositary as to other arrangements for book-entry settlement. In the event that the Depositary Shares are not eligible for, or it is no longer necessary to have the Depositary Shares available in book-entry form, the Company shall provide written instructions to DTC (with prompt written notice thereof to the Depositary) to deliver to the Depositary for cancellation, and the Company shall provide written instructions to the Depositary to cancel the DTC Receipt surrendered to it and to deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipt definitive Receipts in physical form evidencing their beneficial interest in Depositary Shares. The Depositary shall have no duties, obligations or responsibilities under this paragraph unless and until such written notices have been received by the Depositary. The beneficial owners of Depositary Shares shall not be entitled to receive definitive Receipts in physical form except as herein provided.

Definitive Receipts, if applicable, shall be prepared substantially in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, if applicable, the Depositary, upon, and pursuant to, the written order of the Company delivered in compliance with Section 2.02, shall be authorized and instructed to, and shall, execute and deliver temporary Receipts which shall be printed, typewritten or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and in each case with such appropriate insertions, omissions, substitutions and other variations as the Persons executing such Receipts may determine (but which do not affect the rights, duties or obligations of the Depositary), as evidenced by their execution of such Receipts. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Depositary’s Office, without charge to the holders. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall, execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts registered in the name (and only the name) of the holder of the temporary Receipt. Such exchange shall be made at the Company’s expense and without any charge therefor to the holder. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement and with respect to the Stock, as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary; provided, that if a Registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature of a duly authorized officer of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been (i) executed by the manual or facsimile signature of a duly authorized officer of the Depositary or (ii) executed by the manual or facsimile signature of a duly authorized officer of the Registrar for the Receipts, if any. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided. The manual or facsimile signatures on the Receipts of individuals who were at any time of execution proper officers of the Depositary or the Registrar, as the case may be, shall constitute adequate signatures hereunder, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the delivery of such Receipts or did not hold such offices on the date of delivery of such Receipts.

Receipts shall be in denominations of any number of whole Depositary Shares.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary and approved by the Company, or which the Company has determined are required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which shares of Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject, in each case as directed by the Company.

Subject to any limitations set forth in a Receipt or in this Deposit Agreement, title to Depositary Shares evidenced by a Receipt that is properly endorsed, or accompanied by a properly executed instrument of transfer, shall be transferable by delivery of such Receipt with the same effect as if such Receipt were a negotiable instrument; provided, however, that until transfer of a Receipt shall be registered on the books of the Registrar, on behalf of the Depositary, as provided in Section 2.04, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the Person entitled to distributions of dividends or other distributions or payments with respect to the Stock, to exercise any voting or to receive any notice provided for in this Deposit Agreement and for all other purposes.

The Depositary shall not lend any shares of Stock deposited hereunder.

SECTION 2.02 Deposit of Stock; Execution and Delivery of Receipts in Respect Thereof. Subject to the terms and conditions of this Deposit Agreement, the Company may from time to time deposit shares of Stock with the Depositary under this Deposit Agreement by delivery to the Depositary of a certificate or certificates, registered in the name of the Depositary, representing the shares of Stock to be deposited. Such certificate or certificates representing the shares of Stock shall be (i) properly endorsed or, if required by the Depositary, accompanied by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement, and (ii) accompanied by a written order of the Company directing the Depositary to execute and deliver to the Person or Persons named in such order a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing interests in such deposited shares of Stock.

All shares of Stock deposited by the Company with the Depositary shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine.

Upon receipt by the Depositary of a certificate or certificates representing shares of Stock deposited with the Depositary by the Company in accordance with the provisions of this Section 2.02, together with the other documents required as above specified, and upon recordation of the shares of Stock so deposited on the books of the Company (or its duly appointed transfer agent) in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the Person or Persons named in a written order delivered to the Depositary, a Receipt or Receipts, evidencing in the aggregate the number of Depositary Shares representing interests in the shares of Stock so deposited. Such Receipt or Receipts shall be registered by the Depositary or the Registrar in such name or names as may be requested by the Person or Persons named in the written order. The Depositary shall execute and deliver such Receipts at the Depositary’s Office or such other offices, if any, as such Person may designate. Delivery at other offices shall be at the risk and expense of the Person requesting such delivery.

The DTC Receipt shall provide that it shall evidence the aggregate amount of Depositary Shares from time to time indicated in the records of the Depositary and that the aggregate amount of Depositary Shares evidenced thereby may from time to time be increased or decreased by making adjustments on such records of the Depositary.

Other than in the case of splits, combinations or other reclassifications affecting the Stock, or in the case of dividends or other distributions in the form of shares of Stock, if any, there shall be deposited with the Depositary hereunder not more than 200,000 shares of Stock.

SECTION 2.03 Optional Redemption of Stock. The Stock is not redeemable prior to July 15, 2021. At any time on or after July 15, 2021 the Company shall be entitled (but not obligated) to redeem, in whole or in part from time to time, the Stock; provided, however, that the Company may redeem only whole and not fractional shares of Stock.

Whenever the Company shall elect to redeem deposited shares of Stock in accordance with the provisions of the Company’s Second Amended and Restated Certificate of

Incorporation, as amended (including the Certificate of Designations), it shall (unless otherwise agreed with the Depositary) give the Depositary not less than 30 days and not more than 60 days prior written notice of the date of such proposed redemption and of the number of such shares of Stock held by the Depositary to be redeemed and the applicable redemption price, determined pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (including the Certificate of Designations), including the amount, if any, of declared and unpaid dividends, plus any accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period to, but not including, the date of such redemption. The Depositary shall mail, first-class postage prepaid, notice of the redemption of shares of Stock and the proposed simultaneous redemption of the Depositary Shares representing the shares of Stock to be redeemed, not less than 30 and not more than 60 days prior to the date fixed for redemption of such shares of Stock and Depositary Shares (the “redemption date”), to the holders of record of the Receipts evidencing the shares of Stock to be so redeemed (such holders to be the holders of record on the record date fixed for such redemption pursuant to Section 4.04, if one is so fixed), at the addresses of such holders as the same appear on the records of the Depositary (provided that, if the Receipts evidencing the Depositary Shares are held in book-entry form, the Company may give such notice in any manner permitted by the Depositary), or by such other method approved by the Depositary, in its reasonable discretion; but neither failure to mail any such notice nor any defect in any such notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Depositary Shares except as to the holder of the Depositary Shares as to whom such notice was defective or not given.

In connection with the exercise of the right to redeem whole shares of Stock, the Company shall provide the Depositary with such notice in a timely manner sufficient to enable such notice to be mailed to holders in accordance with this Section, and each such notice shall state: (i) the redemption date; (ii) the redemption price per share of Stock; (iii) the number of deposited shares of Stock and Depositary Shares to be redeemed; (iv) if fewer than all the Depositary Shares held by any holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (v) that the shares of Stock and Depositary Shares to be redeemed should be delivered via book entry transfer or the place or places where Receipts evidencing Depositary Shares to be redeemed are to be surrendered for payment of the redemption price; and (vi) the dividend on the Depositary Shares to be redeemed shall cease to accrue on the redemption date. If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will select the Depositary Shares to be redeemed pro rata or by lot; provided, however, that the Depositary may select only whole and not fractional Depositary Shares for redemption.

In the event that notice of redemption has been made as described in the second paragraph of this Section 2.03 and the Company shall then have paid in full to the Depositary the redemption price (determined pursuant to Section 6 of the Certificate of Designations) of the shares of Stock deposited with the Depositary to be redeemed (including any declared and unpaid dividends, plus any accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period to, but not including, the redemption date), the Depositary shall redeem the number of Depositary Shares representing such shares of Stock so called for redemption by the Company and from and after the redemption date (unless the Company shall have failed to redeem the shares of Stock to be redeemed by it as set forth in the Company’s notice provided for in the second paragraph of this Section 2.03), the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price for such Depositary Shares) shall, to the extent of such Depositary Shares, cease and terminate as provided in Section 6 of the Certificate of Designations. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed at a redemption price of $25.00 per Depositary Share plus (i) any declared and unpaid dividends and (ii) any accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period, without regard to any undeclared dividends from any dividend period prior to the then-current dividend period, to, but not including, the redemption date. The foregoing shall be further subject to the terms and conditions of the Certificate of Designations.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver upon or promptly after the related redemption date, to the holder of such Receipt upon its surrender to the Depositary, together with payment of the redemption price payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.

SECTION 2.04 Registration of Transfer of Receipts. Subject to the terms and conditions of this Deposit Agreement, the Registrar, on behalf of the Depositary, shall register on its books transfers of Receipts from time to time upon notice to the Registrar by the Depositary of the surrender of a Receipt for transfer by the holder in person or by duly authorized attorney, which Receipt in each case must be properly endorsed or accompanied by a properly executed instrument of transfer. Upon surrender of a properly endorsed Receipt or Receipt accompanied by an instrument of transfer, the Depositary shall execute a new Receipt or Receipts (or if in book-entry form, shall make appropriate notations) evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the transferee named in the endorsement or instrument of transfer.

SECTION 2.05 Split-Ups and Combinations of Receipts; Surrender of Receipts. Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and the receipt by it of all necessary information and documents, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts (or if in book-entry form, shall make appropriate notations) to the holder thereof or to such holder’s order in the denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon such holder’s order of the Receipt or Receipts so surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share. The Depositary shall give prompt notice of such action and the certificate numbers to the Registrar for the purpose of recording such split-up or consolidation.

SECTION 2.06 Withdrawal of Shares of Stock; Surrender of Receipts. Any holder of a Receipt or Receipts may withdraw any or all of the deposited shares of Stock represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts at the Depositary’s Office; provided, however, that a holder of a Receipt or Receipts may not withdraw such shares of Stock (or money and other property, if any, represented thereby) which have previously been called for redemption; and provided, further, that a holder of a Receipt or Receipts may withdraw only increments of whole shares of Stock (or money and other property, if any, represented thereby). After such surrender, without unreasonable delay, the Depositary shall notify the Transfer Agent for the shares of Stock and shall deliver, or cause to be delivered, to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole shares of Stock and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Stock will not thereafter be entitled to deposit such shares of Stock hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of deposited Stock to be withdrawn, the Depositary shall at the same time, in addition to such whole shares of Stock and such money and other property, if any, to be withdrawn, deliver to such holder, or (subject to Section 2.04) upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share. Delivery of such whole shares of Stock and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

If the deposited shares of Stock and the money and other property being withdrawn are to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of shares of Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank and such other document as the Depositary shall determine are reasonably required hereunder, including those documents specified in Section 3.01.

The Depositary shall deliver, or cause to be delivered, the deposited shares of Stock and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Depositary’s Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

SECTION 2.07 Limitations on Execution and Delivery, Transfer, Split-Up, Combination, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any taxes, charges or expenses (including any such tax or charge with respect to shares of Stock being deposited or withdrawn) payable by the holder of a Receipt pursuant to Section 5.08, (ii) the production of evidence satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature) and/or (iii) compliance with the rules and regulations of any governmental body, any stock exchange or any applicable self regulatory body, or such other regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement.

The delivery of Receipts against the shares of Stock deposited with the Depositary may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, split-up, combination, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed reasonably necessary by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government, governmental body or commission or stock exchange or under any provision of this Deposit Agreement.

SECTION 2.08 Lost Receipts, Etc. If any mutilated Receipt is surrendered to the Depositary, the Depositary shall execute and deliver in exchange therefor a new Receipt of like form and tenor in exchange and substitution for such mutilated Receipt. In case any Receipt shall be destroyed, lost or stolen, then, in the absence of notice to the Depositary that such Receipt has been acquired by a bona fide purchaser, the Depositary shall execute and deliver a Receipt to the holder thereof of like form and tenor in exchange and substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the holder thereof with the Depositary of evidence satisfactory to the Depositary and the Company of such destruction or loss or theft of such Receipt, of the authenticity thereof and of such holder’s ownership thereof, (ii) the holder’s furnishing the Depositary with indemnification satisfactory to the Depositary and the Company, (iii) the holder’s payment of any reasonable expense (including reasonable fees, charges and expenses of the Depositary), and (iv) the holder’s satisfying any other reasonable requirement imposed by the Depositary and the Company.

SECTION 2.09 Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be canceled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized, but not required, to destroy all Receipts so canceled. Any Receipt evidenced in book-entry form shall be deemed canceled in proportion to the amount of Depositary Shares evidenced by the DTC Receipt to be reduced.

ARTICLE III

CERTAIN OBLIGATIONS OF THE HOLDERS OF RECEIPTS,

THE COMPANY, AND THE DEPOSITARY

SECTION 3.01 Filing Proofs, Certificates and Other Information. Any holder of a Receipt may be required from time to time to file such proof of residence or other matters or other information, to obtain such guaranties of signature, to execute such certificates and to make such customary representations and warranties consistent with the terms of the Stock as the Depositary may deem necessary or proper or the Company may require by written notice to the

Depositary. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption, or exchange of any Receipt, the withdrawal of the deposited shares of Stock represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

SECTION 3.02 Payment of Taxes or Other Governmental Charges. Holders of Receipts shall be obligated to make payments to the Depositary of certain fees, taxes, charges and expenses as provided in Section 5.08, or provide evidence satisfactory to the Depositary that such fees, taxes, charges and expenses have been paid. Registration of transfer or exchange of any Receipt, or any withdrawal of the shares of Stock represented by the Depositary Shares evidenced by such Receipt, may be refused and delivery of all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends, interest payments or other distributions may be withheld or all or any part of the shares of Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such fees, taxes, charges or expenses, the holder of such Receipt remaining liable for any deficiency.

SECTION 3.03 Warranty as to Stock. The Company hereby represents and warrants to the Depositary that the Stock, when issued and delivered against payment therefor in accordance with the Underwriting Agreement and the Company’s Second Amended and Restated Certificate of Incorporation, as amended (including the Certificate of Designations), will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of shares of Stock and the issuance of the related Receipts.

SECTION 3.04 Warranty as to Receipts and Depositary Shares. The Company hereby represents and warrants to the Depositary that the Receipts, when issued against payment therefor in accordance with the Underwriting Agreement and this Deposit Agreement, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid 1/40th interest in one share of Stock. Such representation and warranty shall survive the deposit of shares of Stock and the issuance of the Receipts.

SECTION 3.05 Corporate Existence and Authority of the Depositary. The Depositary hereby represents and warrants that it (a) has been duly incorporated and is validly existing as a limited liability trust company in good standing under the laws of the jurisdiction of its formation; (b) has full corporate power and authority and possesses all governmental or other franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted; (c) has been duly qualified as a foreign entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and (d) is a bank or trust company having its principal office in the United States of America and having a combined capital and surplus, along with its affiliates, of at least $50,000,000. The Depositary hereby agrees to promptly inform the Company in the event that any of the statements in the foregoing sentence cease to be true and complete in all material respects.

This Deposit Agreement has been duly authorized, executed and delivered by the Depositary and constitutes a legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms. The Depositary hereby agrees to perform its obligations under this Deposit Agreement with the diligent care of a professional provider of such services, in a timely manner and in conformance with all applicable laws, rules and regulations.

ARTICLE IV

THE DEPOSITED SECURITIES; NOTICES

SECTION 4.01 Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution with respect to the Stock, including any cash received upon redemption thereof pursuant to Section 2.03 and Section 6 of the Certificate of Designations, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts, on the record date fixed pursuant to Section 4.04, the pro rata portion, as nearly as practicable, of such dividend or distribution applicable to the number of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required to withhold and shall withhold any monies from any cash dividend or other cash distribution in respect of the Stock on account of taxes or charges or as otherwise required by law, regulation or court process, the amount made available for distribution in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any holder of a Receipt a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next succeeding distribution to record holders of Receipts then outstanding. Each holder of a Receipt shall provide the Depositary with a properly completed Form W-8 (i.e., Form W-8BEN, Form W-8EXP, Form W-8IMY, Form W8ECI or another applicable Form W-8) or Form W-9 (which form shall set forth such holder’s certified taxpayer identification number if requested on such form), as may be applicable. Each holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Depositary of a portion of any of the distribution to be made hereunder.

SECTION 4.02 Distributions Other Than Cash. Whenever the Depositary shall receive any property for distribution in a form other than cash with respect to the Stock, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts, on the record date fixed pursuant to Section 4.04, the pro rata portion, as nearly as practicable, of such property received by it applicable to the number of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution. The Depositary shall not make any distribution of securities to the holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel stating that such securities have been registered under the Securities Act or do not need to be registered. If in the reasonable opinion of the Depositary, after consultation with the Company, such distribution cannot be made proportionately among such record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary reasonably deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, with the prior written approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of the property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Section 3.02, be distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts in accordance with the provisions of Section 4.01 for a distribution received in cash.

SECTION 4.03 Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the Persons in whose names the shares of Stock are recorded on the books of the Company (or its duly appointed transfer agent) any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts, pro rata in proportion to the number of the shares of Stock represented by each such Receipt, in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or not feasible to make such rights, preferences or privileges available to holders of Receipts by the issue of warrants or otherwise, or (ii) if instructed by holders of Receipts (and to the extent so instructed by such holders) who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so directed by the Company and provided with an opinion of counsel stating that if the Depositary undertakes such actions it will not be deemed an “issuer” under the Securities Act or an “investment company” under the Investment Company Act of 1940, as amended, and if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sales shall, subject to Section 3.01 and 3.02, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depositary an opinion of counsel stating that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered.

If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly notify the Depositary of such requirement and that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any security unless and until such registration statement shall have become effective, or unless the offering and sale of such securities to such holders are exempt from registration under the Securities Act and the Company shall have provided to the Depositary an opinion of counsel to such effect.

If any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees that it will promptly notify the Depositary of such requirement and that the Company will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

SECTION 4.04 Notice of Dividends, Etc.; Fixing of Record Date for Holders of Receipts. (i) Whenever any cash dividend or other cash distribution shall become payable or any distribution of property other than cash shall be made, (ii) if rights, preferences or privileges shall at any time be offered with respect to Stock, (iii) whenever the Depositary shall receive written notice of (a) any meeting at which holders of shares of Stock are entitled to vote or of which holders of shares of Stock are entitled to notice or (b) any election on the part of the Company to redeem any such shares of Stock, or (iv) whenever the Company shall decide it is appropriate and provide written notice of such to the Depositary, the Depositary shall, in each such instance, fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Stock) for the determination of the holders of Receipts who shall be entitled hereunder to receive a distribution in respect of such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who should be entitled to receive notice of such meeting or the determination of holders of Receipts who shall be entitled to receive the amount of the redemption price on the shares of Stock on a redemption date payable with respect to their Receipts or for any other appropriate reasons.

SECTION 4.05 Voting Rights. Subject to the provisions of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (including the Certificate of Designations), upon receipt from the Company of written notice of any meeting at which the holders of shares of Stock are entitled to vote, the Depositary shall, if requested in writing and provided with all necessary information and documents, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 may, subject to any applicable laws and restrictions, authorize the Depositary to exercise the voting rights pertaining to the number of shares of Stock represented by their respective Depositary Shares (including authority to give a discretionary proxy to a Person designated by the Company) and a brief statement as to the manner in which such authorization may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall use its best efforts to vote or cause to be voted, in accordance with the authorization referred to above, the votes relating to the shares of Stock (or portion thereof) represented by the Depositary Shares evidenced by all Receipts as to which such authorization has been received. The Company hereby agrees to take all such reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such shares of Stock or cause such shares of Stock to be voted in accordance with the instructions received by the Depositary. In the absence of specific instructions from the holder of a Receipt, the Depositary will vote all Depositary Shares held by it in proportion with votes cast pursuant to any instructions received from the other holders. The Depositary shall not exercise any discretion in voting any of the Stock represented by the Depositary Shares evidenced by such Receipt.

SECTION 4.06 Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, Etc. Upon any change in par or stated value, split-up, combination or any other reclassification of the Stock, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting the Company or to which the Company is a party or sale of all or substantially all of the Company’s assets, the Depositary shall, upon receipt of written instructions from the Company setting forth any adjustments, (i) make such adjustments in the fraction of an interest in one share of Stock represented by one Depositary Share and the ratio of the redemption price per Depositary Share to the redemption price of a share of Stock, in each case as may be required by or as is consistent with the provisions of the Certificate of Designations and the Second Amended and Restated Articles of Incorporation of the Company, as amended, to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of Stock, or of such recapitalization, reorganization, merger, amalgamation or consolidation or sale, and (ii) treat any securities which shall be received by the Depositary in exchange for or in respect of the shares of Stock as new deposited securities so received in exchange for or in respect of the shares of Stock. In any such case the Depositary may, upon the receipt of a written request from the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities.

Anything to the contrary herein or in the Receipt notwithstanding, record holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Stock or any such recapitalization, reorganization, merger, amalgamation, consolidation or sale, to the extent that holders of shares of Stock had the right, prior to or on the applicable effective date, to convert, exchange or surrender shares of Stock into or for other stock, securities, property or cash, to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the shares of Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the shares of Stock represented by such Receipts has been converted or for which such shares of Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

SECTION 4.07 Inspection of Reports. The Depositary shall make available for inspection by record holders of Receipts at the Depositary’s Office, and at such other places as it may from time to time deem advisable during normal business hours, any reports and communications received from the Company that are received by the Depositary as the holder of shares of Stock.

SECTION 4.08 List of Receipt Holders. Promptly, upon request by the Company, the Depositary shall furnish to it a list, as of a specified date, of the names and addresses of all record holders, and the number of shares of Stock represented by the Receipts held by such holders. The Company shall be entitled to receive such list four times annually without charge.

SECTION 4.09 Withholding. Notwithstanding any other provision of this Deposit Agreement, in the event that the Depositary determines that any distribution in property is subject to any tax or other charge that the Depositary is obligated by law to withhold, the Depositary may dispose of, by public or private sale, all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or charges to the holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them, respectively; provided, however, that in the event the Depositary determines that such distribution of property is subject to withholding tax only with respect to some but not all holders of Receipts, the Depositary will use its best efforts (i) to sell only that portion of such property distributable to such holders that is required to generate sufficient proceeds to pay such withholding tax and (ii) to effect any such sale in such a manner so as to avoid affecting the rights of any other holders of Receipts to receive such distribution in property.

ARTICLE V

THE DEPOSITARY, THE DEPOSITARY’S AGENTS,

THE REGISTRAR AND THE COMPANY

SECTION 5.01 Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar. Upon execution of this Deposit Agreement, the Depositary shall maintain, at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender, redemption, split-up, combination and exchange of Receipts and for the deposit and withdrawal of shares of Stock, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration of transfer, surrender, redemption, split-up, combination and exchange of Receipts and for the deposit and withdrawal of shares of Stock, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall, with the approval of the Company, appoint a Registrar for registration of such Receipts or Depositary Shares in accordance with any requirements of any applicable stock exchange in which the Receipts or the Depositary Shares may be listed. Such Registrar (which may be the Depositary if so permitted by the requirements of such exchange) may be removed and a substitute Registrar appointed by the Depositary upon the request or with the written approval of the Company. If the Receipts, the Depositary Shares or the shares of Stock are listed on one or more other stock exchanges, the Depositary will, at the request and expense of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender, redemption and exchange of such Receipts, such Depositary Shares or such shares of Stock as may be required by law or applicable stock exchange regulation. The Depositary shall serve as the initial Registrar.

The Registrar shall maintain books at the Depositary’s Office (or at such other place as shall be determined by the Registrar and of which the holders of Receipts shall have reasonable notice) for the registration of transfer of Receipts, which books shall be open for inspection during normal business hours by the record holders of Receipts for any purpose reasonably related to any such record holder’s interest as a holder of Receipts; provided that the exercise of such right by the holders of Receipts shall be governed by the provisions of the General Corporation Law of the State of Delaware, as amended, or any successor provision thereto, anything herein to the contrary notwithstanding.

The Depositary may cause the Registrar to close the books with respect to the Receipts, at any time or from time to time, when the register of stockholders of the Company is closed with respect to the Stock or when such action is deemed necessary or advisable by the Depositary, any Depositary’s Agent or the Company because of any requirement of law or of any government, governmental body or commission, stock exchange or any applicable self-regulatory body.

SECTION 5.02 Prevention or Delay by the Depositary, the Depositary’s Agents, the Registrar or the Company. Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall incur any liability to any holder of any Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (including the Certificate of Designations), or, in the case of the Company, the Depositary, any Depositary’s Agent or the Registrar, by reason of any acts of God, fire, war, terrorism, floods, strikes, civil or military disorder, work stoppage, accident, electrical outages or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Registrar or the Company shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar or the Company incur any liability or be subject to any obligation to any holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement, except in the event of the gross negligence or willful misconduct (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) of the party charged with such exercise or failure to exercise.

SECTION 5.03 Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company. Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company assumes any obligation or shall be subject to any liability under this Deposit Agreement to holders of Receipts, the Company or any other Person other than for its own gross negligence, willful misconduct or omission, bad faith or fraud (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary contained herein, neither the Depositary, nor any Depositary’s Agent, nor any Registrar nor the Company shall be liable for any special, indirect, incidental, consequential, punitive or exemplary losses or damages of any kind whatsoever, to any Person, including, but not limited to, lost profits, even if such Person alleged to be liable has knowledge of the possibility of such damages or has been advised of the likelihood of such loss or damage and regardless of the form of action. Any liability of the Depositary, any Depositary’s Agent or any Registrar under this Deposit Agreement shall be limited to the amount of annual fees paid by the Company to such Person.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the shares of Stock, Depositary Shares or Receipts that in its reasonable opinion may involve it in expense or liability, unless indemnity reasonably satisfactory to it against all reasonable out-of-pocket expense and liability be furnished as incurred.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall be liable to any party hereto for any action or any failure to act by it in good faith reliance upon the written advice of legal counsel or accountants, or information from any Person presenting shares of Stock for deposit or any holder of a Receipt. The Depositary, any Depositary’s Agent, any Registrar and the Company may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the party or parties specified in this Deposit Agreement.

In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.06 in connection with any action so taken.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the Stock or for the manner or effect of any such vote made, as long as any such action or non-action does not result from gross negligence or willful misconduct on the part of the Depositary (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Depositary undertakes, and shall cause any Registrar to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary, any Depositary’s Agent, any Registrar or against the Company with respect to the Depositary and any Registrar. The Depositary, any Depositary’s Agent, any Registrar and the Company may own and deal in any class of securities of the Company and its affiliates and in Receipts, Depositary Shares or shares of the Stock or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary, a Depositary’s Agent or the Registrar hereunder. The Depositary, any Depositary’s Agent or the Transfer Agent may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

It is intended that neither the Depositary nor any Depositary’s Agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary’s Agent are acting only in a ministerial capacity as Depositary for the shares of Stock; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

Neither the Depositary (or its officers, directors, employees, agents or affiliates) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of the registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the shares of Stock, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement, for the validity of any action taken or required to be taken by the Depositary in connection with this Deposit Agreement and for any information provided to the Company in writing for the purpose of including such information in any such registration statement.

In the event the Depositary, any Depositary’s Agent or the Registrar, in its reasonable judgment, believes any ambiguity or uncertainty exists in any notice, instruction, direction, request or other communication, paper or document received by it pursuant to this Deposit Agreement, such Person shall promptly notify the Company of the details of such alleged ambiguity or uncertainty, and may, in its sole discretion, refrain from taking any action, and such Person shall be fully protected and shall incur no liability to any Person from refraining from or for taking such action, absent gross negligence or willful misconduct (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), unless and until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) such Person receives written instructions with respect to such matter signed by the Company that eliminates such ambiguity or uncertainty to the satisfaction of such Person.

Whenever in the performance of its duties under this Deposit Agreement, the Depositary, any Depositary’s Agent or the Registrar shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by any one of the President, any Vice President, the Treasurer, the Secretary, or Assistant Secretary of the Company and delivered to the Depositary, any Depositary’s Agent or the Registrar; and such certificate shall be full and complete authorization and protection to the Depositary, any Depositary’s Agent or the Registrar and the Depositary, any Depositary’s Agent or the Registrar shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Deposit Agreement in reliance upon such certificate. Neither the Depositary nor any Depositary’s Agent nor the Registrar shall be liable for or by reason of any of the statements of fact or recitals contained in this Deposit Agreement or in the Receipts (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

Neither the Depositary, nor any Depositary’s Agent nor the Registrar will be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, the shares of Stock or the Depositary Shares.

Notwithstanding anything herein to the contrary, no amendment to the Certificate of Designations shall affect the rights, duties, obligations or immunities of the Depositary, any Depositary’s Agent or the Registrar hereunder.

The Depositary and the Registrar hereunder:

(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii) shall have no obligation to make payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(iii) shall not be obligated to take any legal or other action hereunder; if, however, the Depositary or the Registrar determines to take any legal or other action hereunder, and, where the taking of such action might in such Person’s judgment subject or expose it to any expense or liability, it shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(iv) may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(v) may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to the Depositary’s or the Registrar’s actions as depositary or registrar covered by this Deposit Agreement (or supplementing or qualifying any such actions), of officers of the Company;

(vi) may consult counsel satisfactory to it (who may be an employee of the Depositary or the Registrar), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in accordance with the advice of such counsel;

(vii) shall not be called upon at any time to advise any Person with respect to the Depositary Shares or Receipts;

(viii) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or the Depositary Shares or Receipts; and

(ix) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than with respect to it’s own) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.

The obligations of the Company set forth in this Section 5.03 shall survive the replacement, removal or resignation of any Depositary, Registrar or any Depositary’s Agent or the termination of this Deposit Agreement.

SECTION 5.04 Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the holders of Receipts.

If the Depositary acting hereunder shall at any time resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary, which shall be (i) a Person having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000, or (ii) an affiliate of such a Person. If a successor depositary shall not have been appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder and agreeing to become a party to this Deposit Agreement, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in all shares of Stock deposited with such predecessor and any monies or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts and such books, records and other information in its possession relating thereto. Any successor depositary shall promptly mail notice of its appointment to the record holders of all outstanding Receipts.

Any Person into or with which the Depositary may be merged, consolidated or converted, or any Person to which all or a substantial part of the assets of the Depositary may sell all or substantially all its assets, shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may authenticate the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

The provisions of this Section 5.04 as they apply to the Depositary shall also apply to the Registrar, as if the Registrar was specifically referenced herein.

SECTION 5.05 Corporate Notices and Reports. The Company agrees that it will deliver to the Depositary, and the Depositary will, if requested in writing by the Company and provided with all necessary information and documents, promptly after receipt thereof, transmit to the record holders of Receipts, in each case at the address recorded in the books of the Depositary or the Registrar, all notices and reports (including without limitation financial statements) required by law, the rules of any national securities exchange upon which the shares of Stock, the Depositary Shares or the Receipts are listed or by the Company’s Second Amended and Restated Certificate of Incorporation, as amended (including the Certificate of Designations), to be furnished by the Company to record holders of Receipts. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested in writing by the Company. Notwithstanding the foregoing, the Company shall have no obligation to transmit any such documents that are actually filed by the Company on the Electronic Data Gathering, Analysis, and Retrieval system of the Securities and Exchange Commission, unless specifically requested by a holder of a Receipt in writing.

SECTION 5.06 Indemnification by the Company. The Company shall indemnify the Depositary, any Depositary’s Agent and any Registrar against, and hold each of them harmless from, any loss, liability, damage, cost or reasonable out-of-pocket expense (including the reasonable costs and expenses of defending itself) which may arise solely from third-party claims based directly on acts performed, suffered or omitted to be taken in connection with this Deposit Agreement and the Receipts by the Depositary, any Registrar or any of their respective agents (including any Depositary’s Agent), except for any liability arising out of gross negligence, willful misconduct or omission, bad faith or fraud (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the respective parts of any such Person or Persons. The obligations of the Company set forth in this Section 5.06 shall survive the replacement, removal or resignation of any Depositary, Registrar or Depositary’s Agent or any termination of this Deposit Agreement.

SECTION 5.07 Indemnification by the Depositary. The Depositary will indemnify the Company against, and hold it harmless from, any loss, liability, damage, cost or reasonable out-of-pocket expense (including the reasonable costs and expenses of defending itself) which may arise solely from third-party claims based directly on acts performed, suffered or omitted to be taken by the Depositary, including when such Depositary acts as Registrar, or the Depositary’s Agents in connection with this Deposit Agreement due to its or their gross negligence, willful misconduct or omission, bad faith or fraud (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The obligations of the Depositary set forth in this Section 5.07 shall survive any termination of this Deposit Agreement and any succession of any Depositary, Registrar or Depositary’s Agent.

SECTION 5.08 Charges and Expenses. The Company shall pay all fees, charges and expenses of the Depositary in connection with the initial deposit of shares of Stock and the initial issuance of the Depositary Shares represented by Receipts, all withdrawals and any redemption or exchange of the shares of Stock. All other transfer and other taxes and charges shall be at the expense of holders of Receipts. The Depositary shall have no duty or obligation under any section of this Deposit Agreement that requires the payment of taxes or charges unless and until it is satisfied that all such taxes and/or charges have been paid, and the Depositary may refuse to effect any transfer of a Receipt or any withdrawal of shares of Stock evidenced thereby until all such taxes and charges with respect to such Receipt or shares of Stock are paid by the holder thereof. If, at the request of a holder of Receipts, the Depositary incurs charges or expenses for which it is not otherwise liable hereunder, such holder will be liable for such charges and expenses.

All other charges and expenses of the Depositary and any Depositary’s Agent hereunder and of any Registrar (including, in each case, fees and expenses of counsel) incurred in the preparation, negotiation, delivery, amendment, administration, modification, waiver, performance, enforcement and execution of this Deposit Agreement and incident to the performance of their respective obligations hereunder will be paid by the Company as previously agreed between the Depositary and the Company. The Depositary (and if applicable, the Registrar) shall present any statement for fees, charges and expenses to the Company once every three months or at such other intervals as the Company and the Depositary may otherwise agree.

ARTICLE VI

AMENDMENT AND TERMINATION

SECTION 6.01 Amendment. The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of the holders of Receipts in any respect that the Company and the Depositary may deem necessary or desirable; provided, however, that no such amendment that shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the record holders of Receipts representing at least a majority of the Depositary Shares then outstanding. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby.

SECTION 6.02 Termination. This Deposit Agreement may be terminated by the Company or the Depositary for any reason upon 60 days prior written notice to the other party, or immediately if the other party has materially breached this Deposit Agreement or if (i) all outstanding shares of Stock shall have been redeemed, or (ii) there shall have been made a final distribution in respect of the Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the record holders of Receipts pursuant to Section 4.01 or 4.02, as applicable. In the event of such termination, other than pursuant to clause (i) or (ii) above, the Company will appoint a successor depositary and inform the Depositary of the name and address of any successor depositary so appointed, provided that no failure by the Company to appoint such a successor depositary shall affect the termination of this Deposit Agreement or the discharge of the Depositary as depositary hereunder. Subject to this Section 6.02, upon any such termination, the Depositary shall be relieved and discharged of any further responsibilities with respect to its duties and obligations hereunder. Upon payment of all outstanding fees and expenses hereunder, the Depositary shall promptly forward to the successor depositary or its designee any shares of Stock held by it and any certificates, letters, notices other document that the Depositary may receive after its appointment has so terminated.

Whenever the Deposit Agreement has been terminated pursuant to clause (ii) of the preceding paragraph, the Depositary will mail notice of such termination to the record holders of all Receipts then outstanding at least 30 days prior to (or promptly thereafter if 30 days is not commercially reasonable) the date fixed in that notice for termination of the Deposit Agreement. If any Depositary Shares remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Shares, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under this Deposit Agreement, except that the Depositary will continue (i) to collect dividends on the outstanding shares of Stock and any other distributions with respect thereto and (ii) to deliver or cause to be delivered shares of Stock, together with such dividends and distributions, or principal and interest, and the net proceeds of any sales of rights, preferences, privileges or other property (other than real property) in exchange for Depositary Shares surrendered. At any time after the expiration of three years from the date of termination, the Depositary may, but shall not be obligated to, sell the shares of Stock then held by it at a public or private sale, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of such sale, without liability for interest, for the pro rata benefit of the owners of the Depositary Shares which have not theretofore been surrendered. Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to the shares of Stock represented by the Depositary Shares, or dividends thereon, and unclaimed at the end of three years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the holders of Receipts evidencing such Depositary Shares shall look only to the general funds of the Company for payment thereof.

Upon the termination of this Deposit Agreement, the parties hereto shall be discharged from all obligations under this Deposit Agreement except for their respective obligations under Sections 5.03, 5.06, 5.07 and 5.08.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile or pdf shall have the same authority, effect and enforceability as delivery of a manually executed counterpart of this Deposit Agreement.

SECTION 7.02 Exclusive Benefit of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other Person whatsoever.

SECTION 7.03 Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced, modified or disturbed thereby; provided, however, that if such provision affects the rights, duties, liabilities or obligations of the Depositary or the Registrar, such Person shall be entitled to resign, and such resignation shall take effect, upon seven (7) days’ notice in writing to the Company.

SECTION 7.04 Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or overnight delivery service or by electronic mail or facsimile transmission, confirmed by letter, addressed to the Company at:

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, New York 10038

Attention: Jeffrey Weissmann, General Counsel and Secretary

E-mail: Jeffrey.Weissmann@ngic.com

Facsimile: (212) 380-9479

or at any other address and to the attention of any other Person of which the Company shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or by facsimile transmission, telegram or telecopy confirmed by letter, addressed to the Depositary at the Depositary’s Office, at:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Trust Department

Facsimile: (718) 331-1852

with a copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: General Counsel

Facsimile: (718) 331-1852

or at any other address and to the attention of any other Person of which the Depositary shall have notified the Company in writing.

Any and all notices to be given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, recognized overnight delivery services or by facsimile transmission, confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary or the Registrar, or if such holder shall have filed in a timely manner with the Depositary or the Registrar a written request, which is reasonably acceptable to the Depositary or the Registrar, that notices intended for such holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or overnight delivery shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile) is deposited, postage prepaid, in a post office letter box, or in the case of overnight delivery service, when deposited with such overnight delivery service, fees prepaid. The Depositary or the Company may, however, act upon any facsimile received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile shall not subsequently be confirmed by letter or as aforesaid.

SECTION 7.05 Depositary’s Agents. The Depositary may from time to time appoint any Depositary’s Agent to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Company of any such action.

SECTION 7.06 Holders of Receipts are Parties. By acceptance of delivery of the Receipts, any holder from time to time of such Receipt shall be deemed to have agreed to become a party to this Deposit Agreement and to be bound by all of the terms and conditions hereof and of the Receipts to the same extent as though such Person executed this Deposit Agreement.

SECTION 7.07 Governing Law. THIS DEPOSIT AGREEMENT AND THE RECEIPTS AND ALL RIGHTS, CLAIMS, CONTROVERSIES AND DISPUTES HEREUNDER AND THEREUNDER AND PROVISIONS HEREOF AND THEREOF SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08 Inspection of Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours upon reasonable notice at the Depositary’s Office and the respective offices of the Depositary’s Agents, if any, by any holder of a Receipt.

SECTION 7.09 Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

IN WITNESS WHEREOF, the Company and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Michael Weiner
Authorized Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Depositary

By:	/s/ Michael Legregin
Authorized Officer

[Signature Page to Deposit Agreement]

EXHIBIT A

FORM OF RECEIPT

RECEIPT NO.	CERTIFICATE FOR

DEPOSITARY SHARES

TRANSFERABLE	CUSIP 636220 857
DEPOSITARY RECEIPT
SEE REVERSE FOR
CERTAIN DEFINITIONS

DEPOSITARY RECEIPT FOR DEPOSITARY SHARES, EACH DEPOSITARY SHARE REPRESENTING A 1/40TH INTEREST IN ONE SHARE OF NON-CUMULATIVE PREFERRED STOCK, SERIES C

NATIONAL GENERAL HOLDINGS CORP.

A Delaware Corporation

American Stock Transfer & Trust Company, LLC, as Depositary (the “Depositary”), hereby certifies that

is the registered owner of                          DEPOSITARY SHARES (the “Depositary Shares”), each Depositary Share representing a 1/40th interest in one share of 7.50% Non-Cumulative Preferred Stock, Series C, $0.01 par value per share, $1,000 liquidation preference per share (the “Stock”), of National General Holdings Corp., a Delaware corporation (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated as of July 7, 2016 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of Depositary Receipts evidencing the Depositary Shares. By accepting this Depositary Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or be entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if a Registrar (as defined in the Deposit Agreement) in respect of the Depositary Receipts (other than the Depositary) shall have been appointed, by the manual or facsimile signature of a duly authorized officer of such Registrar.

Dated:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Depositary and Registrar

By:
Authorized Officer

NATIONAL GENERAL HOLDINGS CORP.

NATIONAL GENERAL HOLDINGS CORP. WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF A RECEIPT WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OF THE CERTIFICATE OF DESIGNATIONS ESTABLISHING THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS APPLICABLE TO SHARES OF THE 7.50% NON-CUMULATIVE PREFERRED STOCK, SERIES C. ANY SUCH REQUEST SHOULD BE ADDRESSED TO NATIONAL GENERAL HOLDINGS CORP., 59 MAIDEN LANE, 38th FLOOR, NEW YORK, NEW YORK 10038, ATTN: GENERAL COUNSEL.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Depositary Receipt, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	- as tenants in common
TEN ENT	- as tenants by the entireties
JT TEN	- as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -		Custodian
	(Cust)		(Minor)

under Uniform Gifts to Minors Act
(State)

UNIF TRF MIN ACT -                      Custodian                      (until age                     ) (Cust)                      under Uniform Transfers to Minors Act(Minor)                      (State)

Additional abbreviations may also be

used though not in the above list.

SIGNATURE GUARANTEED

NOTICE: The signature(s) must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.